Exhibit 99.1
News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933 Gavin A. Mohr, Chief Financial Officer, 616.447.3929

Independent Bank Corporation
Appoints Dennis W. Archer Jr.
To Its Board of Directors

GRAND RAPIDS, Mich., October 23, 2020 – Independent Bank Corporation (NASDAQ: IBCP), the holding company of Independent Bank, a Michigan-based community bank, announced that its Board of Directors has appointed Dennis W. Archer Jr. to the boards of the Corporation and the Bank.  Mr. Archer is the CEO of Ignition Media Group, a leading integrated marketing agency, and President and founding partner of Archer Corporate Services, one of the nation’s leading marketing fulfillment service firms.  Mr. Archer’s hospitality holding company, Congress Hospitality, is creator and managing partner of Central Kitchen + Bar, one of Detroit’s top restaurants.

In addition to the aforementioned entrepreneurial endeavors, Mr. Archer is also a real estate developer who is dedicated to giving back to Detroit and the surrounding areas.  He has participated in several high-profile projects.  His civic and philanthropic involvement includes Chair Emeritus of the Detroit Regional Chamber of Commerce Board of Directors where he sits on the executive committee.  Mr. Archer also sits on the boards of the Jalen Rose Leadership Academy, Dennis W. Archer Foundation and Citizen Detroit.  Corporately, Mr. Archer serves on the General Motors Supplier Council.

William B. (“Brad”) Kessel, the President and CEO of Independent Bank Corporation, commented: “We are very excited to add Dennis Archer Jr. to the Boards of Directors of both our parent company and the Bank.  He is a talented executive with a wide range of business and entrepreneurial experience as well as having previously served on a community bank board.  He also has a deep understanding of and commitment to the Detroit area, Michigan’s largest market.  He is an important addition to our organization.”

Dennis Archer Jr. commented: “I am honored with the opportunity to join the Boards of Directors of Independent Bank Corporation and Independent Bank.  I believe that my experience in marketing and developing new businesses as well as my educational background will be beneficial to the organization.  I look forward to working with such a talented Board and management team.”

Mr. Archer received both his undergraduate and law degrees from the University of Michigan.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $4.2 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.